Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 333-29940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan, and the Registration Statement (Form S-8 No. 333-130832) of Cal-Maine Foods, Inc. pertaining to the Cal-Maine Foods, Inc. Incentive Stock Option Plan and to the Cal-Maine Foods, Inc. Stock Appreciation Rights Plan of our report dated August 10, 2009, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended May 30, 2009.

/s/ FROST, PLLC
Certified Public Accountants

Little Rock, Arkansas
August 2, 2010